Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Green Thumb Industries Inc. on Form S8 (No. 333-236522) and on Form S-3 (No. 333-254745) of our report dated March 18, 2021, relating to our audit of the consolidated financial statements of Green Thumb industries Inc. as of December 31, 2020 and for each of the years in the two year period ended December 31, 2020 included in this Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on March 1, 2022.

/s/ Macias Gini & O’Connell LLP

Macias Gini & O’Connell LLP

San Francisco, California

March 1, 2022